Exhibit 99.1

Canterbury Park to Resume Operations on Monday, January 11

Shakopee, Minnesota – January 7, 2021 – Canterbury Park Holding Corporation (NASDAQ: CPHC) (the “Company”) announced today that its Card Casino, simulcast, and food and beverage operations will resume operations beginning at 10:00 a.m. local time on Monday, January 11, 2021.

At this time, Card Casino and simulcast operations at Canterbury Park will be open to customers 24/7 subject to an attendance cap of 150 persons per defined area. In addition, all food and beverage outlets at Canterbury Park will be open to customers from 4:00 a.m. to 10:00 p.m. local time, subject to current statewide COVID-19 pandemic-related restrictions. Plans for potential capacity restrictions regarding the summer 2021 racing season will be announced at a later date.

“We are delighted to announce the resumption of Card Casino and simulcast operations at Canterbury Park and look forward to welcoming our loyal customers back to the property beginning on Monday morning,” said Randy Sampson, Canterbury Park President and CEO. “As always, the health and safety of our team and guests will be of paramount importance once operations resume. As such, we plan to build on the successful implementation of our COVID-19 Preparedness Plan which allowed us to operate safely during the summer and fall of 2020.

“COVID-19 has presented unique challenges for gaming and entertainment venues such as ours. We respect the very difficult decisions our state leaders have been faced with and are thankful we will be allowed to re-open, even in this limited capacity. Operations such as Canterbury Park will be instrumental in driving the economic recovery for the greater Shakopee area and for Minnesota, and we are excited that our unique brand of entertainment and ongoing development of Canterbury Commons will play a crucial role in the community’s long-term economic growth.”

The Company’s real estate development operations have been ongoing since the temporary suspension began on November 20, 2020, and Canterbury and its partners continue to make progress across the development sites announced to-date.

About Canterbury Park

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company typically offers live racing from May to September. The Card Casino typically hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also typically conducts year-round wagering on simulcast horse racing and generally hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project know as Canterbury Commons. The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q filed with the SEC. They include, but are not limited to: the ongoing effect on us as an entertainment venue, on spending among our patrons and on the economy caused by the coronavirus (COVID-19) pandemic or constantly evolving measures to try to contain the virus, such as limits on gatherings, requirements for social distancing, quarantines, shelter-in-place requirements, and business closures; our ability to comply with COVID-19 related executive orders and government guidelines and practices relating to health and safety and the conduct of our operations; material changes in attendance, including because of visitor concerns about COVID-19; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.

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Investor Contacts:

Randy Dehmer	Richard Land, Jim Leahy
Vice President and Chief Financial Officer	JCIR
Canterbury Park Holding Corporation	212-835-8500 or cphc@jcir.com
952-233-4828 or investorrelations@canterburypark.com